Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated September 4, 2025 relating to the Class A ordinary shares, par value $0.0001 per share, of Waldencast plc shall be filed on behalf of the undersigned.

FVF PARTICIPAÇÕES LTDA. By: /s/ Antônio Carlos de Freitas Valle
Name: Antônio Carlos de Freitas Valle
Title: Director

ANNAPURNA INVESTMENT FUND LTD. By: /s/ Antônio Carlos de Freitas Valle
Name: Antônio Carlos de Freitas Valle
Title: Director

ANTÔNIO CARLOS DE FREITAS VALLE By: /s/ Antônio Carlos de Freitas Valle